     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 2001.



                                                      REGISTRATION NO. 333-64710

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------

                               CELSION CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   52-1256615
                     (I.R.S. Employer Identification Number)

                            10220-I OLD COLUMBIA ROAD
                             COLUMBIA, MD 21046-1705
                                 (410) 290-5390
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 SPENCER J. VOLK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CELSION CORPORATION
                            10220-I OLD COLUMBIA ROAD
                             COLUMBIA, MD 21046-1705
                                 (410) 290-5390
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                 ---------------

                                   COPIES TO:

                              ANITA J. FINKELSTEIN
                    VENABLE, BAETJER, HOWARD & CIVILETTI, LLP
                            1201 NEW YORK AVENUE, NW
                                   SUITE 1000
                              WASHINGTON, DC 20005
                                 (202) 962-4800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                         PROPOSED
                                        AMOUNT            MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
         TITLE OF SHARES                 TO BE        AGGREGATE PRICE  AGGREGATE OFFERING   REGISTRATION
         TO BE REGISTERED           REGISTERED (1)       PER UNIT             PRICE              FEE*
-----------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
share, issuable upon exercise of
Warrants.........................       693,479(2)            $0.74(3)            $513,174            $128
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share, issuable upon exercise of
Warrants.........................       300,000               $1.75(4)            $525,000            $132
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share, issuable upon exercise of
Warrants.........................       150,000               $5.00(5)            $750,000            $188
===========================================================================================================

 *  Previously paid on July 6, 2001


(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments to prevent dilution by reason of any stock split, stock dividend or similar transaction.


(2) Consists of 300,000 shares underlying Warrants exercisable at $0.69 per share, 100,000 shares underlying Warrants exercisable at $0.50 per share and 293,479 shares underlying Warrants exercisable at $0.25 per share.


(3) Calculated pursuant to Rule 457(g) and Rule 457(c) under the Securities Act of 1933. The above calculation is based on the average of the high and low prices of the Common Stock on The American Stock Exchange on July 5, 2001.

(4) Calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon an exercise price of $1.75 per share.

(5) Calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon an exercise price of $5.00 per share.

                                         ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OF WHICH THIS PROSPECTUS IS A PART IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED JULY 16, 2001


                             PRELIMINARY PROSPECTUS

                              CELSION CORPORATION
                                1,143,479 SHARES
                                  COMMON STOCK



        This Prospectus of Celsion Corporation, a Delaware corporation, or the Company, relates to the offer and sale from time to time by certain selling stockholders (the "Selling Stockholders") of up to 1,143,479 shares of the Company's Common Stock, par value $0.01 per share issuable upon the exercise of certain Common Stock purchase warrants (the "Warrants"). The shares of Common Stock offered hereby are referred to as the "Shares." See "Selling Stockholders" and "Plan of Distribution."

        The Company will not receive any proceeds from any sales of Shares by the Selling Stockholders. However, the Company will receive proceeds upon any exercise of Warrants, up to a maximum of $1,605,370 if all of the Warrants are exercised.

        The Selling Stockholders or pledgees, donees, transferees or other successors in interest that receive Shares by way of gift, partnership distribution or other non-sale transfer, may offer and sell some, all or none of the Shares under this Prospectus. The Selling Stockholders or their successors may determine the prices at which they will sell their Shares, which may be at then prevailing market prices or some other price. In connection with such sales, the Selling Stockholders or their successors may use brokers or dealers who may receive compensation or commissions for such sales. The Company has agreed to bear all expenses in connection with the registration of the Shares. However, the Selling Stockholders will pay any brokerage commissions, discounts and fees in connection with the sale of their Shares. A Selling Stockholder's net proceeds from the sale of Shares will be the sales price of the Shares sold, less applicable commissions, discounts and fees.

        The Common Stock is traded on The American Stock Exchange under the symbol "CLN." On July [__], 2001, the closing price of the Common Stock on The American Stock Exchange was [$___].

            ------------

        INVESTMENT IN THE COMPANY'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES FROM THE SELLING STOCKHOLDERS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is July [__], 2001

                                  ------------

                                TABLE OF CONTENTS


                                                              PAGE
                                                              ----
              Where You Can Find More Information.........     3
              Cautionary Statement About Forward-Looking
              Statements..................................     4
              Summary Information About The Company.......     5
              Risk Factors................................     8
              Use of Proceeds.............................    13
              Resales by Selling Stockholders.............    14
              Plan of Distribution........................    15
              Legal Matters...............................    16
              Experts.....................................    16


        We have informed the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales of Shares in the market. We have furnished the Selling Stockholders with a copy of these rules. We have also informed the Selling Stockholders that they must deliver a copy of this Prospectus with any sale of their Shares.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission, or the SEC. You may read and copy any document that we have filed at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC that covers the resale of the Shares offered hereby. This Prospectus is a part of that registration statement, but does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the Shares. Statements that we make in this Prospectus relating to any document filed as an exhibit to or incorporated by reference into the registration statement may not be complete. You should review the referenced document itself for a complete understanding of its terms.

        The SEC allows us to "incorporate by reference" to the information we file with them, which means that we can disclose important information to you in this Prospectus by referring you to those documents. The documents that have been incorporated by reference are an important part of the Prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the Shares. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this Prospectus will automatically update the registration statement. The documents that we have previously filed and that are incorporated by reference into this Prospectus include the following:

        - Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

        -       Our Proxy Statement relating to the 2001 Annual Meeting of
                Stockholders;

        - Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000;

        -       Our Quarterly Report on Form 10-Q for the quarter ended March
                31, 2001;

        -       Our Current Report on Form 8-K dated December 29, 2000; and

        - The description of our Common Stock included in our registration statement on Form 8-A filed on May 26, 2000.

        All documents and reports filed by us pursuant to Sections 13 (a), 13
(c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the date that the offering of Shares made hereby is terminated automatically will be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus shall be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference, modifies or supersedes that statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

        We will provide you with copies of any of the documents incorporated by reference at no charge to you. However, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

               Celsion Corporation
               10220-I Old Columbia Road
               Columbia, MD 21046-1705
               Attention: Corporate Secretary
               (410) 290-5390

        You should only rely upon the information included in or incorporated by reference into this Prospectus or in any Prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this Prospectus or any Prospectus supplement is accurate as of any date later than the date on the front of the Prospectus or Prospectus supplement.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        Throughout this Prospectus and the other documents incorporated by reference into this Prospectus, we make certain "forward-looking" statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements predicted by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and as well as those discussed elsewhere in this Prospectus and the documents incorporated by reference into this Prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology.

        Forward-looking statements are only predictions and involve various risks and uncertainties including:

        - unforeseen changes in the course of research and development activities and in clinical trials;

        - possible changes in cost and timing of development and testing, capital structure and other financial matters;

        -       changes in approaches to medical treatment;

        -       introduction of new products by others;

        - possible acquisitions of other technologies, assets or businesses;

        - possible actions by customers, suppliers, competitors, regulatory authorities and others; and

        - other risks detailed from time to time in the Company's reports filed with the SEC.

        Actual events or results may differ materially from those contemplated by this Prospectus and the other documents incorporated by reference into this Prospectus. In evaluating these statements, you should specifically consider various factors, including those listed above and outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform such statements to actual results or circumstances.

                      SUMMARY INFORMATION ABOUT THE COMPANY

        This summary highlights selected information contained elsewhere in this Prospectus and incorporated into this Prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our Common Stock. You should read the entire Prospectus, including "Risk Factors" carefully before making an investment decision.

GENERAL

        We develop medical treatment systems primarily to treat breast cancer and a chronic prostate enlargement condition, common in older males, known as benign prostatic hyperplasia, or BPH, using minimally invasive focused heat technology. We have also been working with Duke University on the development of heat-sensitive liposome compounds for use in the delivery of chemotherapy drugs to tumor sites and with Memorial Sloan-Kettering Cancer Center on the development of heat-activated gene therapy compounds.

CELSION BREAST CANCER TECHNOLOGY

        Through an exclusive licensing agreement with the Massachusetts Institute of Technology, or MIT, we have been using a microwave concentration and focusing technology known as "adaptive phased array," or APA, originally developed for the U.S. Strategic Defense Initiative, or "Star Wars" program. We have incorporated this technology in our second generation Microfocus cancer treatment equipment and are now testing this equipment in the treatment of breast cancer without the use of radiation. We also intend to use this technology in the future to develop equipment for the treatment of deep tissue cancers.

        In 1998, we completed preclinical trials of our prototype clinical breast cancer treatment system at Massachusetts General Hospital, in Boston, Massachusetts. Animal tests have demonstrated that our APA deep tissue heat technology can accurately focus heat in a small target area, making it possible to destroy tumors by heat alone, without the use of radiation.

        In January 1999, we received an Investigational Device Exemption, or IDE, approval from the Food and Drug Administration, or FDA, to permit clinical testing of our breast cancer treatment system. We also received FDA clearance to proceed with scheduled Phase I human clinical studies. In August 2000, we completed treatment of ten patients in the Phase I study at Columbia Hospital in West Palm Beach, Florida and at Harbor UCLA Medical Center in Torrance, California, using our breast cancer equipment. We assembled data from the study and created two protocols - one to investigate whether our treatment can ablate (remove) small breast cancer tumors and the second to investigate whether our treatment can shrink large tumors to a size that would permit a lumpectomy instead of a mastectomy. In December 2000, we received approval from the FDA to commence Phase II trials for our breast cancer treatment system in December 2000. The Company has enlisted six sites to perform the clinical trials. Four of the sites - Columbia Hospital in West Palm Beach in Florida; Harbor UCLA
Medical Center in Torrance California; the University of Oklahoma Hospital and Beth Israel Deaconess Medical Center in Boston Massachusetts - are in the
United States, with the remaining two sites being in Germany (Martin Luther Halle Klinik fur Diagnostische Radiologie, in Halle) and England (Hammersmith Hospital in London). The Company anticipates that one or two additional sites will be established in the United States in the near future. Tests are already underway in West Palm Beach and are expected to commence shortly at the other sites. The Company anticipates that these studies will be completed during 2002. If these trials yield successful outcomes and if we receive final FDA approval, we anticipate marketing the breast cancer treatment system beginning in 2002, in conjunction with a strategic partner that we expect to identify and select at a later stage of the testing and approval process.

CELSION BPH TREATMENT TECHNOLOGY

        Our proprietary BPH treatment system is intended to address the problem of enlarged prostates, an age-related condition common in males over 50. This system employs a catheter with a proprietary balloon compression device that delivers computer-controlled transurethral microwave heating to damage and kill enlarged prostate cells constricting the wall of the urethra. Simultaneously, the balloon device inflates to expand the urethra wall. The FDA approved an IDE for our BPH system in June 1998. We conducted a Phase I pilot study of our BPH system at the Montefiore Medical Center in New York commencing in November 1998, and between September 1999 and April 2000 we conducted an expanded Phase I study under a revised protocol. In July 2000, the FDA approved the commencement of multiple-site Phase II studies to collect the safety and efficacy data necessary for FDA pre-marketing approval for commercialization. These studies have been approved by and commenced at the Montefiore Medical Center effective October 18, 2000. The Company has also enrolled the University of Maryland Medical Center, the Pacific Urology Institute in Santa Monica, California, the Regional Urology Group in Shreveport, Louisiana, four locations of the Linked Urology Research

Group (in Arlington, Texas, Kansas City, Kansas, Oklahoma City, Oklahoma and Atlanta, Georgia) and the Michigan Institute of Urology, where the tests are expected to commence in the near future. The Company also petitioned and received approval from the FDA to increase the number of test sites from six to ten and, should that request be granted, several additional urology practices have shown interest in participating. The Company expects to complete the sample of patients treated with its procedure by the end of the summer of 2001. The Company has also requested the FDA to allow it to file its data by module, which should accelerate the approval process. The Company expects to complete its filings with, and request Preliminary Marketing Approval from, the FDA early in 2002. If the Phase II trials procure positive results, and FDA approval is forthcoming, we intend to begin marketing our BPH system by early 2002. If confirmed in Phase II studies, we expect that our BPH system will offer a single-visit, outpatient procedure that can provide rapid relief without subsequent catheterization. By contrast, a number of other systems and procedures now available often require post-treatment hospitalization, catheterization and a lag time of weeks to months before symptomatic problems are reduced.

DUKE UNIVERSITY/CELSION TECHNOLOGY -- NEW HEAT-SENSITIVE LIPOSOMES

        We have been working with Duke University on the development of a class of liposome compounds that can carry chemotherapy drugs to a tumor site and release their payload quickly when triggered by targeted heat. This research is part of a larger Duke University project to develop new temperature-sensitive liposomes, temperature-sensitive gene promoters and related compounds.

        Liposomes are man-made microscopic spheres with a liquid membrane, developed in the 1980's to encapsulate drugs for targeted delivery. Commercial liposomes can now encapsulate chemotherapeutic drugs, enabling them to avoid destruction by the body's immune system and allowing them to accumulate in tumors. With presently available technology, it often takes two to four hours for commercial liposomes to release their drug contents. Moreover, the amount of drugs ultimately deposited in or near and absorbed by tumors is lower than the amount we believe to be deposited and absorbed by the Duke/Celsion thermo-liposome technology. We believe that all of these factors severely limit the clinical efficacy of currently available liposome chemotherapy treatments when compared with our technology.

        The Duke/Celsion thermo-liposome technology is intended to allow the thermo-liposome to open up and release its drug contents within minutes, thus creating a clinically significant level of drug concentration for effective therapy. The Company and Duke University are pursuing further preclinical evaluation and other development work necessary to gather data for the filing of an IND. We have contracted with a formulation and manufacturing facility in Vancouver, Canada for initial production. A formulation for a commercial grade thermo-liposome has been established and an initial production batch of the thermo-liposome, encapsulating doxorubicin, a widely used chemotherapeutic drug, has been manufactured. Large animal studies were commenced in April 2001 at Dartmouth College and Roswell Park Cancer Institute and it is anticipated that the National Institutes of Health, or NIH, will also initiate studies in the near future. If the large animal toxicity study is successfully completed, we expect to apply to the FDA for an IND during 2001 to begin human clinical trials for the thermo-liposome. The IND must become effective (meaning that FDA does not raise objections to it within 30 days of its submission, or that any FDA objections are satisfactorily addressed) before clinical evaluation of new pharmaceuticals in patients may begin.

LICENSE AGREEMENT WITH DUKE UNIVERSITY FOR THERMO-LIPOSOME TECHNOLOGY

        On November 10, 1999, we entered into a license agreement with Duke University, under which Duke granted us exclusive rights, subject to certain exceptions, to commercialize and use Duke's thermo-liposome technology.

        In addition, in the July 1, 2000 issue of Cancer Research, a Duke University research scientist reported on his initial use of heat to activate gene therapy and to increase the production in animals of Interleukin-12, a genetic protein, in order to delay tumor growth. On August 8, 2000, we entered into an agreement with Duke University, under which we received the right, during a six-month period, to negotiate an exclusive license for this technology. This option to negotiate an exclusive license for this technology was subsequently extended until February 7, 2002.

SLOAN-KETTERING/CELSION TECHNOLOGY - HEAT-ACTIVATED GENE THERAPY COMPOUNDS

        We have also been working with Sloan-Kettering on the development of a thermo-genetic technology for cancer treatment that employs a heat-activated genetic modifier. The modifier is designed to improve the effectiveness of, and lower the treatment dose for, chemotherapy, heat and radiation treatment of localized cancers by suppressing the action of the protein responsible for repair of DNA damage in tumor cells. Preclinical studies in vitro suggest that the genetic modifier has the potential to reduce significantly the levels of the radiation or chemotherapy dose required to destroy a tumor, thus decreasing the toxicity and associated side effects of such treatment on other areas of the body.

        We are conducting initial preclinical tests with scientists from Sloan-Kettering to evaluate the safety and efficacy of the modifier in an animal model. In May 2000, we entered into an exclusive worldwide agreement with Sloan-Kettering for the commercial rights to this heat-activated gene therapy technology.

DEVELOPMENT AND MARKETING STRATEGY

        Our strategic plan is to employ our expertise and experience in the medical application of focused microwave heat and our relationships with and license rights from our institutional research partners to develop minimally invasive or non-invasive, non-toxic treatment technologies with efficacies significantly exceeding those available from other sources. Our goals for the next 12 to 24 months are to:

        - complete the development, testing and commercialization of our second generation technology for the eradication or reduction of cancerous breast tumors;

        - complete the clinical testing and commercialization of our BPH treatment system; and

        - pursue the development and testing of targeted drug delivery via heat-sensitive liposomes for the purpose of concentrating chemotherapeutic drugs at tumor sites.

   Our goals for the next 18 months and beyond are to:

        - continue the development of gene therapy to improve significantly the effectiveness of radiation and chemotherapy on tumors; and

        - initiate, either alone or with partners, the development of cost-effective enhancements and variations of our technology, including a version of our Microfocus equipment for treating prostate and other cancers and additional potential applications for heat-sensitive liposome therapy and heat-activated gene therapy in the treatment of inflammatory, infectious and genetic diseases.

        According to statistics published in the American Cancer Society's A Cancer Journal for Clinicians, there were an average of 183,000 newly diagnosed breast cancer cases in each of the years from 1995 through 1999, and breast cancer is one of the leading causes of death among women in the United States. Also, industry studies estimate that there are approximately 17 million BPH sufferers in the United States alone, most of whom currently do not elect treatment because of the effects and expense of existing surgical and drug treatment alternatives. These studies estimate the overall costs of BPH therapy at approximately $2.5 to $3.0 billion annually in the United States and $8.0 to $10.0 billion worldwide for patients currently seeking treatment. We believe that the potential applications for heat-activated liposomes and heat-activated gene modifiers also are substantial, and include cancer chemotherapy and the treatment of inflammatory and infectious diseases.

OTHER INFORMATION

        We were incorporated in Maryland in 1982 as A.Y. Cheung Associates, Inc. and changed our name to Cheung Laboratories, Inc. in 1984 and to Celsion Corporation in 1998. In May 2000, we reincorporated in Delaware. Our principal executive offices and other facilities are located at 10220-I Old Columbia Road, Columbia, MD 21046-1705, and our telephone number is (410) 290-5390. The Company's web site is located at www.celsion.com. Information found on our web site should not be considered a part of this Prospectus.

                                  RISK FACTORS

        You should carefully consider the risks described below before making a decision to invest in our Common Stock. You should also refer to the other information in this Prospectus, as well as the information incorporated by reference into this Prospectus, including our financial statements and the related notes. The risks and uncertainties described below are not the only ones that could affect our Company. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial also may become important factors affecting our business. If any of the following risks occur, our business, results of operations or financial condition could be materially harmed. As a result, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The terms the "Company," "we," "us" and "our" used throughout this Prospectus all refer to Celsion Corporation.

WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

        Since our inception in 1982, our expenses have substantially exceeded our revenues, resulting in continuing losses and an accumulated deficit of ($29,586,804) at March 31, 2001, including losses of ($2,436,192) for the year ended September 30, 1999, ($4,547,215) for the year ended September 30, 2000 and ($2,953,008) for the six months ended March 31, 2001. Because we presently have no significant source of revenues and are committed to continuing our product research and development program, we will continue to experience significant operating losses until and unless we complete the development of new products and these products have been clinically tested, approved by the FDA, and successfully marketed. In addition, we have funded our operations for many years primarily through the sale of our securities and have limited working capital for our product development and other activities.

WE DO NOT EXPECT TO GENERATE SIGNIFICANT REVENUE IN THE FORESEEABLE FUTURE.

        We marketed and sold our original microwave thermotherapy products, which produced modest revenues from 1990 to 1994, but ceased marketing these products in 1995. We have devoted our resources in ensuing years to developing a new generation of thermotherapy products, but we cannot market these products unless and until we complete clinical testing and obtain all necessary governmental approvals. Accordingly, we have no current source of revenues, much less profits, to sustain our present operations, and no revenues will be available unless and until our new products are clinically tested, approved by the FDA and successfully marketed. We cannot guarantee that any or all of our products will be successfully tested, approved by the FDA or marketed at any time in the foreseeable future or at all.

OUR MICROWAVE HEAT THERAPY TECHNOLOGY IS STILL IN THE INITIAL PHASES OF HUMAN TESTING AND MAY NOT BE SUFFICIENTLY ACCEPTED BY THE MEDICAL COMMUNITY TO SUSTAIN OUR BUSINESS.

        To date, microwave heat therapy has not been widely accepted in the United States medical community as an effective cancer treatment, with or without the concurrent use of radiation. We believe that this is primarily due to the inability of earlier technology adequately to focus and control heat directed at specific tissue locations and to conclusions that were drawn from a widely publicized study by the Radiation Oncology Therapy Group that purported to show that thermotherapy in conjunction with radiation was only marginally effective. Subsequent to the publication of this study, the U.S. Health Care Financing Administration, or HCFA (now known as the Centers for Medicare and Medicaid Services or CMS), established a low medical reimbursement rate for all thermotherapy equipment designed to be used in conjunction with radiation. While we believe our new technology is capable of overcoming the limitations of the earlier technology, the medical community may not embrace the perceived advantages of our "adaptive phased array," or APA, focused heat therapy without more extensive testing and clinical experience than we will be able to provide. To date, our new cancer treatment technology has been subjected only to Phase I testing on humans, with Phase II trials currently under way. Similarly, our treatment system for benign prostatic hyperplasia, or BPH, is currently in Phase II trials. Accordingly, our technology may not prove as effective in practice as we anticipate based on preliminary testing. If further testing and clinical practice do not confirm the safety and efficacy of our technology or, even if further testing and practice produce positive results but the medical community does not view this new form of heat therapy as effective and desirable, our efforts to market our new products may fail, with material adverse consequences to our business. We intend to petition CMS for new reimbursement codes for both breast cancer and BPH treatments. The success of our business model depends significantly upon our ability to petition successfully for the new reimbursement codes. However, we cannot offer any assurances as to when, if ever, CMS may establish such new reimbursement codes or whether, if established, such codes will be at levels sufficient for us to carry out our business plan effectively.

IF WE ARE NOT ABLE TO OBTAIN NECESSARY FUNDING, WE WILL NOT BE ABLE TO COMPLETE THE DEVELOPMENT, TESTING AND COMMERCIALIZATION OF OUR TREATMENTS AND PRODUCTS.

        We will need substantial additional funding in order to complete the development, testing and commercialization of our cancer treatment and BPH products, as well as other potential new products. We currently plan to expend approximately $7.0 million in the fiscal year ending September 30, 2001, of which approximately $2.7 million had been expended through the quarter ended March 31, 2001. As of that date, we had available a total of approximately $6.1 million to fund such expenditures for the remainder of the fiscal year. It is our current intention both to increase the pace of development work on our present products and to make a significant commitment to thermosensitive liposome and gene therapy research and development projects. The increase in the scope of present development work and the commitment to these new projects will require additional external funding, at least until we are able to begin marketing our products. We do not have any committed sources of financing and cannot offer any assurances that additional funding will be available in a timely manner, on acceptable terms or at all.

        If adequate funding is not available, we may be required to delay, scale back or eliminate certain aspects of our operations or attempt to obtain funds through unfavorable arrangements with partners or others that may force us to relinquish rights to certain of our technologies, products or potential markets or that could impose onerous financial or other terms. Furthermore, if we cannot fund our ongoing development and other operating requirements, particularly those associated with our obligation to conduct clinical trials under our licensing agreements, we will be in breach of these licensing agreements and could therefore lose our license rights, which could have material adverse effects on our business.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND WE MAY NOT BE ABLE TO SECURE THE GOVERNMENT APPROVALS NEEDED TO DEVELOP AND MARKET OUR PRODUCTS.

        The FDA and similar government agencies in foreign countries impose substantial requirements before permitting the introduction of medical products, including lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based upon the type, complexity and novelty of the product. For medical systems such as our breast cancer treatment product, the FDA has thus far required data from a Phase I clinical feasibility and safety demonstration using at least ten patients. For a Phase II patient study that addresses safety and efficacy, we are being required to test 173 patients in order to support an application for commercialization approval. Similarly, the BPH treatment system will require data from a Phase II study involving 120 patients subject to treatment using our system, as well as an additional 40 patients using an alternative drug treatment.

        Government regulation, including the need for FDA approval, may delay marketing of our new products for a considerable period of time, impose costly procedures upon our activities and provide an advantage to larger companies that compete with us. There can be no assurance that we will receive FDA or other regulatory approvals for any products we develop on a timely basis or at all. Any delay in obtaining, or failure to obtain, necessary approvals would materially and adversely affect the marketing of any of our contemplated products and our ability to generate revenue. Further, regulation of manufacturing facilities by federal, state, local and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of our technologies, thereby adversely affecting our business.

OUR BUSINESS DEPENDS ON LICENSE AGREEMENTS TO USE PATENTED TECHNOLOGIES THAT WE HAVE ENTERED INTO WITH THIRD PARTIES. THE LOSS OF ANY OF OUR RIGHTS UNDER THESE AGREEMENTS COULD IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS.

        Currently, we have two utility patents pending in the U.S. Patent & Trademark Office. One is directed to our breast cancer treatment system, and the other is directed to our BPH treatment system. However, even when our pending applications mature into U.S. patents, our business still would depend on license agreements that we have entered into with third parties until the third parties' patents expire.

        Our success will depend, in substantial part, on our ability to maintain our rights under license agreements granting us rights to use patented technology. We have entered into exclusive license agreements with MIT, for APA technology and with MMTC, Inc., or MMTC, a privately owned developer of medical devices, for microwave balloon catheter technology. We have also entered into a license agreement with Duke University, under which we have exclusive rights to commercialize medical treatment products and procedures based on Duke University's thermo-liposome technology and a license agreement with Memorial Sloan-Kettering Cancer Center under which we have rights to commercialize certain gene therapy products. The MIT, MMTC, Duke University and Sloan-Kettering agreements each contains license fee, royalty and/or research support provisions, testing and regulatory milestones, and other performance requirements that we must meet by certain deadlines. If we were to breach these or other provisions of our license and research agreements, we could lose our ability to use the applicable technology, as well as compensation for our efforts in developing or exploiting the technology. Also, loss of our rights under the MIT license agreement would prevent us from proceeding with most of our current product development efforts, which are dependent on licensed APA technology. Any such loss of rights and access to technology would have a material adverse effect in our business.

        Further, we cannot guarantee that any patent or other technology rights licensed to us by others will not be challenged or circumvented successfully by third parties, or that the rights granted will provide adequate protection to us. We are aware of patent applications and issued patents belonging to others, and it is not clear whether any of these patents or applications, or other patent applications of which we may not have any knowledge, will require us to alter our potential products or processes, pay licensing fees or cease certain activities. Litigation, which could result in substantial costs, may also be necessary to enforce any patents issued to or licensed by us or to determine the scope and validity of others' claimed proprietary rights. We also rely on trade secrets and confidential information that we seek to protect, in part, by confidentiality agreements with our corporate partners, collaborators, employees and consultants. We cannot guarantee that these agreements will not be breached, that we will have adequate remedies for any such breach or that our trade secrets will not otherwise become known or will not be discovered independently by competitors.

TECHNOLOGIES FOR THE TREATMENT OF CANCER ARE SUBJECT TO RAPID CHANGE AND THE DEVELOPMENT OF TREATMENT STRATEGIES THAT ARE MORE EFFECTIVE THAN OUR THERMOTHERAPY TECHNOLOGY COULD RENDER OUR TECHNOLOGY OBSOLETE.

        Various methods for treating cancer are the subject of extensive research and development. Many possible treatments that are being researched, if successfully developed, may not require, or may supplant, the use of our thermotherapy technology. These alternate treatment strategies include the use of radio frequency, laser and ultrasound energy sources. The successful development and acceptance of any or all of these alternative forms of treatment could render our technology obsolete.

WE MAY NOT BE ABLE TO HIRE OR RETAIN KEY OFFICERS OR EMPLOYEES WHOM WE NEED TO IMPLEMENT OUR BUSINESS STRATEGY.

        Our success depends on the continued contributions of our executive officers, scientific and technical personnel and consultants, and on our ability to attract new personnel as we seek to implement our business strategy. During our operating history, we have assigned many key responsibilities to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel or our inability to attract additional personnel to fill critical positions as we implement our business strategy could adversely affect our business.

THE SUCCESS OF OUR PRODUCTS MAY BE HARMED IF THE GOVERNMENT, PRIVATE HEALTH INSURERS AND OTHER THIRD-PARTY PAYORS DO NOT PROVIDE SUFFICIENT COVERAGE OR REIMBURSEMENT.

        Our ability to commercialize our thermotherapy technology successfully will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. The reimbursement status of newly approved medical products is subject to significant uncertainty. We cannot guarantee that adequate third-party insurance coverage will be available for us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in developing new therapies. Government, private health insurers and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA. Accordingly, even if coverage and reimbursement are provided by government, private health insurers and third-party payors for uses of our products, the market acceptance of these products would be adversely affected if the reimbursement available proves to be unprofitable for health care providers.

WE FACE INTENSE COMPETITION AND THE FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS.

        There are many companies and institutions engaged in research and development of thermotherapy technologies, both for cancer and prostate disease products, that seek treatment outcomes similar to those we are pursuing. In addition, a number of companies and institutions are pursuing alternative treatment strategies through the use of microwave, infrared, and radio frequency, laser and ultrasound energy sources, all of which appear to be in the early stages of development and testing. We believe that the level of interest by others in investigating the potential of thermotherapy and alternative technologies will continue and may increase. Potential competitors engaged in all areas of cancer and prostate treatment research in the United States and other countries include, among others, major pharmaceutical and chemical companies, specialized technology companies, and universities and other research institutions. Most of our competitors and potential competitors have substantially greater financial, technical, human and other resources, and may also have far greater experience, than we do, both in preclinical testing and human clinical trials of new products and in obtaining FDA and other regulatory approvals. One or more of these companies or institutions could succeed in developing products or other technologies that are more effective than the products and technologies we have been or are developing, or which would render our technology and products obsolete and non-competitive. Furthermore, if we are permitted to commence commercial sales of products, we will also be competing, with respect to manufacturing efficiency and marketing, with companies having substantially greater resources and experience in these areas.

LEGISLATIVE AND REGULATORY CHANGES AFFECTING THE HEALTH CARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

        There have been a number of federal and state proposals during the last few years to subject the pricing of health care goods and services to government control and to make other changes to the United States health care system. It is uncertain which legislative proposals, if any, will be adopted (or when) or what actions federal, state, or private payors for health care treatment and services may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business and we can offer no assurances that any of these reforms will not have a material adverse effect on our business.

WE MAY BE SUBJECT TO SIGNIFICANT PRODUCT LIABILITY CLAIMS AND LITIGATION.

        Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products. We presently have product liability insurance limited to $5,000,000 per incident. If we were to be subject to a claim in excess of this coverage or to a claim not covered by our insurance and the claim succeeded, we would be required to pay the claim with our own limited resources, which could have a material adverse effect on our business. In addition, liability or alleged liability could harm our business by diverting the attention and resources of our management and by damaging our reputation.

WE DEPEND ON THIRD-PARTY SUPPLIERS TO PROVIDE US WITH COMPONENTS REQUIRED FOR OUR PRODUCTS AND MAY NOT BE ABLE TO OBTAIN THESE COMPONENTS ON FAVORABLE TERMS OR AT ALL.

        We are currently not manufacturing any products, but are using our facilities to assemble prototypes of our equipment for research and development purposes. We currently purchase certain specialized microwave and thermometry components and applicator materials and the catheter unit used for our BPH equipment from single or limited source suppliers because of the small quantities involved. While we have not experienced any significant difficulties in obtaining these components, the loss of an important current supplier could require us to obtain a replacement supplier, which might result in delays and additional expense in being able to make prototype equipment available for clinical trials and other research purposes. Also, in the event we succeed in marketing our products, we will most likely use outside contractors to supply components and to assemble finished equipment, which could cause us to become dependent on key vendors.

THE EXERCISE OR CONVERSION OF OUR OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE PREFERRED STOCK COULD RESULT IN SIGNIFICANT DILUTION OF YOUR OWNERSHIP INTEREST IN COMMON STOCK.

        Options and Warrants. As of May 31, 2001, we had outstanding warrants and options to purchase a total of 9,406,176 underlying shares having exercise prices ranging from $0.13 to $5.00 per share (and a weighted average exercise price of approximately $0.67 per share). Most of the prices are below the current market price of our Common Stock. If holders choose to exercise such warrants and options, the resulting purchase of a substantial number of shares of our Common Stock at prices below the current market price of the Common Stock would have a dilutive effect on our stockholders and could adversely affect the market price of our issued and outstanding Common Stock. In addition, holders of these options and warrants who have the right to require registration of our Common Stock under certain circumstances and who elect to require such registration, or who exercise their options or warrants and then satisfy the one-year holding period and other requirements of Rule 144 of the Securities Act of 1933, will be able to sell in the public market shares of Common Stock purchased upon such exercise.

        Preferred Stock. As of April 30, 2001, we had outstanding a total of
952.5 shares of Series A 10% Convertible Preferred Stock (plus 127 shares representing accrued dividends). The shares of Series A Preferred Stock are subject to exchange and conversion privileges upon the occurrence of major events, including a public offering of our securities or our merger into a public company. In addition, the holders of the Series A Preferred Stock are entitled to convert their preferred shares into shares of Common Stock at a conversion price of $0.41 per share of Common Stock, subject to certain adjustments. The conversion of the Series A Preferred Stock would have a dilutive effect on our stockholders and could adversely affect the market price of our issued and outstanding Common Stock. The holders of the Series A Preferred Stock also have registration rights at the time we undertake a registered public offering of securities. Even without such registration, holders of the Series A Preferred Stock who satisfy the requirements of Rule 144 of the Securities Act of 1933 will be able to sell in the public market shares of Common Stock acquired upon the conversion of Series A Preferred Stock. There are also outstanding warrants to purchase 38 shares of Series A Preferred Stock.

IF THE PRICE OF OUR SHARES REMAINS LOW, IT MAY BE DELISTED BY THE AMERICAN STOCK EXCHANGE AND BECOME SUBJECT TO SPECIAL RULES APPLICABLE TO LOW PRICED STOCKS.

        Our Common Stock currently trades on The American Stock Exchange (the "Amex"). The Amex, as a matter of policy, will consider the suspension of trading in, or removal from listing of, any stock when, in the opinion of the Amex, (i) the financial condition and/or operating results of an issuer appear to be unsatisfactory; (ii) it appears that the extent of public distribution or the aggregate market value of the stock has become so reduced as to make further dealings on the Amex inadvisable; (iii) the issuer has sold or otherwise disposed of its principal operating assets; or (iv) the issuer has sustained losses which are so substantial in relation to its overall operations or its existing financial condition has become so impaired that it appears questionable, in the opinion of the Amex, whether the issuer will be able to continue operations and/or meet its obligations as they mature. For example, the Amex will consider suspending dealings in or delisting the stock of an issuer if the issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. Another instance where the Amex would consider suspension or delisting of a stock is if it has been selling for a substantial period of time at a low price per share and the issuer fails to effect a reverse split of such stock within a reasonable time after being notified that the Amex deems such action to be appropriate. We have sustained net losses for our last five fiscal years and our Common Stock has been trading at relatively low prices. Therefore, our Common Stock may be at risk of delisting by the Amex. Upon any such delisting, the Common Stock would become subject to the penny stock rules of the SEC, which generally are applicable to equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements are likely to have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our Common Stock becomes subject to the penny stock rules, our stockholders may find it more difficult to sell their shares.

OUR STOCK PRICE COULD BE VOLATILE.

        Market prices for our Common Stock and the securities of other medical and high technology companies have been volatile. Factors such as announcements of technological innovations or new products by us or our competitors, government regulatory action, litigation, patent or proprietary rights developments and market conditions for medical and high technology stocks in general can have a significant impact on the market for our Common Stock.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL.

        Our Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by authorizing the issuance of "blank check" preferred stock. In addition, our classified Board of Directors may discourage such transactions by increasing the amount of time necessary to obtain majority representation on our Board. Certain other provisions of our Bylaws and of Delaware law may also discourage, delay or prevent a third party from acquiring or merging with us.

                                 USE OF PROCEEDS

  The Selling Stockholders will receive all of the net proceeds from the sale of their respective Shares; we will not receive any proceeds from these sales. We will, however, receive proceeds from any exercises of the Warrants. The holders of the Warrants are under no obligation to exercise them at any time or at all.

The following table sets forth the number of Shares subject to Warrants exercisable at each exercise price.

                                                 EXERCISE PRICE
       NUMBER OF SHARES SUBJECT TO WARRANTS       (PER SHARE)
      ----------------------------------------   ---------------
              293,479                                $0.25
              100,000                                $0.50
              300,000                                $0.69
              300,000                                $1.75
              150,000(1)                             $5.00

-----
 (1) One Warrant exercisable to purchase a share of Common Stock at $5.00 is issuable upon the exercise of every two Warrants to purchase shares of Common Stock at $1.75 per share.

        The exercise price for the Warrants is payable in cash or, in certain instances, by surrendering a number of shares of our Common Stock having a fair market value equal to the applicable exercise price. If all of the Warrants are exercised for cash, we will receive aggregate consideration of $1,605,370. We intend to use any proceeds from exercise of the Warrants for working capital and general corporate purposes.

                         RESALES BY SELLING STOCKHOLDERS

        This Prospectus relates to the proposed resale by the Selling Stockholders of the Shares, consisting of up to 1,143,479 shares of Common Stock issuable upon the exercise of the Warrants. The following table sets forth, as of June 14, 2001, certain information with respect to the persons for whom the Company is registering the Shares for resale to the public. Except as indicated by footnote below, no such person has had a material relationship with or has held any position or office with the Company within the last three years. The Company will not receive any of the proceeds from the sale of the Shares, but may receive up to $1,605,370 upon the exercise, for cash, of the Warrants.


                                                               SECURITIES             SECURITIES
                                  SECURITIES BENEFICIALLY        OFFERED          BENEFICIALLY OWNED
                                OWNED PRIOR TO OFFERING (1)    HEREBY (2)         AFTER OFFERING (3)
                                -----------------------------  ------------   ----------------------------
                                COMMON STOCK                     COMMON
 NAME OF SELLING STOCKHOLDER                      WARRANTS        STOCK          AMOUNT        PERCENT
------------------------------  -------------   -------------  ------------   -------------  -------------
M.H.  Meyerson & Co., Inc.(4)      -0-           450,000(4)      450,000          -0-             0%
John Dunn                         24,442         200,000(5)      200,000        38,000            *
Howard Conyack                    75,442         200,000(5)      200,000        38,000            *
Nace Resources,  Inc.            312,501(6)      293,479         293,479       312,501(6)         *



----------
(1) We have computed "beneficial ownership" in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934 for purposes of this table. Therefore, the table reflects a person as having "beneficial ownership" of shares of Common Stock if such person has the right to acquire such shares within 60 days of May 31, 2001. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, we have assumed to be outstanding any security which such person or persons has or have the right to acquire within that 60-day period. However, securities that may be acquired within that 60-day period are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Notwithstanding the foregoing, for purposes of this table, we have not, however, included the Shares underlying warrants and registered hereby under the column "Securities Beneficially Owned Prior to Offering - Common Stock." Instead, the Shares are reflected under the column "Securities Offered Hereby." Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.


(2) Represents the maximum number of shares of Common Stock issuable to each Selling Stockholder upon exercise in full of Warrants issued or issuable thereto.

(3) Assumes the eventual sale of all Shares by each Selling Stockholder. There can be no assurance that any Selling Stockholder will sell any or all of the Shares owned thereby or issuable thereto.


(4) On January 17, 2001, we entered into an investment banking agreement with M. H. Meyerson & Co., Inc. The agreement provides for the issuance of Warrants to purchase 300,000 shares of Common Stock, exercisable immediately at $1.75 per share and for the issuance, for every two Warrants exercised at $1.75 per share, of a Warrant to purchase one additional share of Common Stock exercisable at $5.00 per share. The Shares being registered for resale by Meyerson are those issuable upon exercise of the Warrants granted pursuant to that agreement. Because such Warrants are currently exercisable, Meyerson may be deemed to be the beneficial owner of the shares of Common Stock underlying such Warrants pursuant to Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934.


(5) All of the Warrants are currently exercisable and, therefore, this Selling Stockholder may be deemed to be the beneficial owner of the shares of Common Stock underlying such Warrants pursuant to Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934.


(6) Does not include 851,064 shares of Common Stock owned by an Individual Retirement Account for the Benefit of Stuart Fuchs, an affiliate of Nace Resources, Inc.


 *      Less than 1%.

                              PLAN OF DISTRIBUTION

        The Selling Stockholders may, in their discretion, offer and sell Shares from time to time on The American Stock Exchange or otherwise at prices and on terms then prevailing at prices related to the then-current market price, or at negotiated prices. The distribution of the Shares may be effected from time to time in one or more transactions including, without limitation:

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        -       transactions involving block trades;

        - purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this Prospectus;

        -       put or call option transactions;

        -       privately negotiated transactions; or

        -       by any other legally available means.


        In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers or agents to participate. From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned thereby, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders under this Prospectus. In addition, the Selling Stockholders may from time to time sell short the Common Stock of the Company and, in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale.

         Sales of Selling Stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act of 1933, where applicable. The Selling Stockholders' Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of Shares by the Selling Stockholders, although it will receive the exercise price upon any exercise of Warrants.

         To the extent required under the Securities Act of 1933, the aggregate amount of Selling Stockholders' Common Stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' Shares, for whom they may act. In addition, Selling Stockholders may be deemed to be underwriters under the Securities Act and any profits on the sale of Shares by them may be deemed to be discounts or commissions under the Securities Act. Selling Stockholders may have other business relationships with the Company or its affiliates in the ordinary course of business.

        From time to time each of the Selling Stockholders may transfer, pledge, donate or assign their Shares to lenders, family members and others and each of such persons will be deemed to be a Selling Stockholder for purposes of this Prospectus. The number of Shares beneficially owned by those Selling Stockholders who transfer, pledge, donate or assign Shares will decrease as and when they take such actions. The plan of distribution for the Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

         Without limiting the foregoing, in connection with distributions of the Shares, a Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of Shares to the broker-dealers, who may then resell or otherwise transfer such Shares. A Selling Stockholder may also lend or pledge Shares to a broker-dealer and the broker-dealer may sell the Shares so borrowed or, upon default, may sell or otherwise transfer the pledged Shares.

        Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the Common Stock may not bid for or purchase shares of Common Stock during a period which commences one business day (five business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Stockholder.

        The Company is bearing all costs relating to the registration of the Shares (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholders selling such Shares.

        The Company may indemnify the Selling Stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

        The legality of the securities in this offering has been passed upon for us by our counsel, Venable, Baetjer, Howard & Civiletti, LLP of Washington, DC.

                                     EXPERTS

        Our financial statements at September 30, 1998, 1999 and 2000 for the years ended September 30, 1998, 1999 and 2000 incorporated by referenced into this Prospectus from our Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Stegman & Co., independent accountants, and are so incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   We estimate that our expenses to be paid in connection with the offering (other than placement agent discounts, commissions and reasonable expense allowances), all of which will be paid by the Company, will be as follows:


           SEC Registration Fee......................  $   448
           American Stock Exchange Listing Fee         $ 9,000
           Accounting Fees and Expenses..............  $   500
           Legal Fees and Expenses...................  $12,000*
           Printing and Engraving....................  $ 1,500*
           Miscellaneous.............................  $ 5,000
                                                       --------
              Total                                    $28,448
                                                       ========


-----
*These are estimated amounts.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company is organized under the laws of the State of Delaware. Our Certificate of Incorporation provides that we shall indemnify our current and former directors and officers, and may indemnify our current and former employees and agents, against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

        The Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

        In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

        To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Our Certificate of Incorporation requires us to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification.

        The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Certificate of Incorporation, by laws, agreement, vote of stockholders or disinterested directors or otherwise.

        Our Certificate of Incorporation permits us to secure insurance on behalf of our directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, regardless of whether the Certificate of Incorporation or Delaware law would permit indemnification against such expense, liability or loss.

        The purpose of these provisions is to assist us in retaining qualified individuals to serve as our directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.


ITEM 16.  EXHIBITS.


 EXHIBIT
   NO.                                  DESCRIPTION
-------      -------------------------------------------------------------------
  4.1        Certificate of Incorporation of Celsion Corporation (incorporated by reference to Exhibit 3.1.1 to the Annual Report on Form 10-K of
             the Company for the year ended September 30, 2000).
  4.2        Certificate of Amendment of the Certificate of Incorporation of
             Celsion Corporation (incorporated by reference to Appendix B of the
             Definitive Proxy Statement on Form 14A of the Company as filed with the SEC on April 14, 2001).
  4.3        Form of Series 250 Warrant issued to DunnHughes Holding, Inc. to purchase Common Stock of the Company (incorporated by reference to
             Exhibit 10.12 to the Annual Report on Form 10-K of the Company for
             the year ended September 30, 1998).
  4.4        Form of Series 300 Warrant issued to Nace Resources, Inc. to purchase Common Stock of the Company (incorporated by reference to
             Exhibit 10.13 to the Annual Report on Form 10-K of the Company for
             the year ended September 30, 1998).
  5.1+       Opinion of Venable, Baetjer, Howard & Civiletti, LLP re:
             Legality.
 10.25+      Investment Banking Agreement dated January 17, 2001 between M. H.
             Meyerson & Co., Inc. and the Company.
 23.1++      Consent of Stegman & Company, independent public accountants of the Company.
 23.2+       Consent of Venable, Baetjer, Howard & Civiletti, LLP.
             (included in Exhibit 5.1).
 24.1+       Power of Attorney (included in Signature Page).



----------
  + Denotes exhibits previously filed.
 ++ Denotes exhibits filed herewith.



ITEM 17.  UNDERTAKINGS.

        (A)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland, on the 16th day of July, 2001.


                                        CELSION CORPORATION


                                        By: /s/  SPENCER J. VOLK*
                                           -------------------------------------
                                           Spencer J. Volk
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY






        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                            SIGNATURE                                    TITLE                          DATE
           ------------------------------------------     -----------------------------------     ---------------

           /s/ SPENCER J. VOLK*                           Director, President and Chief           July 16, 2001
           ------------------------------------------     Executive Officer (Principal
           Spencer J.  Volk                               Executive Officer)


           /s/ TONY DEASEY *                              Senior Vice President and Chief         July 16, 2001
           ------------------------------------------     Financial Officer (Principal
           Tony Deasey                                    Financial and Accounting Officer)


           /s/ JOHN MON                                   Vice President, Secretary,              July 16, 2001
           ------------------------------------------     Treasurer and Director
           John Mon


           /s/ AUGUSTINE Y. CHEUNG*                       Chairman of the Board                   July 16, 2001
           ------------------------------------------
           Augustine Y. Cheung


           /s/ LASALLE D. LEFFALL, JR. *                  Director                                July 16, 2001
           ------------------------------------------
           LaSalle D. Leffall, Jr.


           /s/ MAX E. LINK *                              Director                                July 16, 2001
           ------------------------------------------
           Max E. Link


           /s/ CLAUDE TIHON *                             Director                                July 16, 2001
           ------------------------------------------
           Claude Tihon


           /s/ KRIS VENKAT *                              Director                                July 16, 2001
           ------------------------------------------
           Kris Venkat



* by John Mon attorney-in-fact